Exhibit D-2A

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

                                      Potomac Edison Company Separation
                                          Demand Allocation Factors
                                   Average of 12 Monthly Coincident Peaks
                                     12 Months Ended September 30, 1999



                 TOTAL P.E. SYSTEM
                      INTERR- ADJUST. MD P.S.C. VIEWPOINT VA S.C.C. VIEWPOINT WVA P.S.C. VIEWPOINT WHOLESALE VIEWPOINT
               PER    UPTIBLE P.E.    P.S.C.      ALL     S.C.C.     ALL      P.S.C.       ALL     WHSLE-FOR-      ALL
              BOOKS   ADJUST. SYSTEM  JURIS.     OTHER    JURIS.    OTHER     JURIS.      OTHER      RESALE        OTHER
               (A)     (B)     (C) =   (D)        (E)      (F)       (G)       (H)         (I)        (J)           (K)
                               (A+B)

Average Demand, kW (1), (2)


MD
P.S.C.
Juris.  1,153,291   (703) 1,152,588  1,152,588      --        --      1,152,588      --     1,152,588     --        152,588

VA
S.C.C.
Juris.    367,928      0    367,928       --      367,928    367,928      --         --       367,928     --        367,928

W VA
P.S.C.
Juris.    405,081      0    405,081       --      405,081     --        405,081    405,081       --       --        405,081

FERC
Juris.    120,219      0    120,219       --      120,219     --        120,219       --      120,219    120,219       --

Total
D-10    2,046,519  (703)  2,045,816  1,152,588    893,228    367,928  1,677,888    405,081  1,640,735    120,219  1,925,597

D-10
Allocation
Factor                              0.56338791 0.43661209 0.17984413 0.82015587 0.19800461 0.80199539 0.05876335 0.94123665


(1)  At Power Supply Level
(2)  At Time of 12 Monthly P.E. System Peaks

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